Global Natural Resources, February 29, 2008, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A) For the period ended February 29, 2008, Putnam Management has assumed $1,270 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 		Class A		 1,376
		Class B		  none
		Class C		  none

72DD2		Class M		  none
		Class R		    13
      		Class Y		    86

73A1		Class A		 0.084
		Class B		  none
		Class C		  none

73A2		Class M		  none
		Class R		 0.060
		Class Y		 0.167

74U1		Class A		20,023
		Class B		 3,252
		Class C		   960

74U2		Class M		   346
		Class R		   312
		Class Y		   672

74V1		Class A		 30.91
		Class B		 28.44
		Class C		 29.01

74V2		Class M		 29.88
		Class R		 30.56
		Class Y		 30.95




Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.